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                                                               Exhibit 99 (a)(5)

                               TRINTECH GROUP PLC
                     VOLUNTARY STOCK OPTION EXCHANGE PROGRAM
                          PROMISE TO GRANT NEW OPTIONS

In exchange for your agreement to cancel a stock option granted by Trintech Group PLC ("Trintech") under the 1997 Trintech Group PLC Share Option Scheme to acquire _______ ordinary shares (_______ equivalent American Depositary Shares) ("ADSs") (the "Old Option"), Trintech hereby promises to grant you a stock option covering ______ ordinary shares (______equivalent ADSs) on June 17, 2002, subject to adjustments for any stock splits, stock dividends and other similar events (the "New Option"), which is the same number of unexercised shares subject to the Old Option which you tendered for exchange and which was cancelled on December 14, 2001. The exercise price per equivalent ADS of the New Option will be 100% of the fair market value of our ADSs on the date of grant, as determined by the closing price of our ADSs reported by the Nasdaq National Market on the last trading day before the date of grant.

The New Option will not retain the vesting schedule of the Old Option it replaces. Rather, the vesting schedule for each New Option will depend on the grant date of the Old Option that the New Option replaces. If the option tendered for exchange was granted in or prior to calendar year 1999, the New Option will vest 1/2 on the date of grant and 1/16th of the total shares subject to the option will vest each quarter thereafter. If the option tendered for exchange was granted in calendar year 2000, the New Option will vest 1/4 on the date of grant and 9.38% of the total shares subject to the option will vest each quarter thereafter. If the option you tendered for exchange was granted in calendar 2001, the New Option will vest 1/3 on the first anniversary of the date of grant and 1/12th of the total shares subject to the option will vest each quarter thereafter.

The New Option will otherwise be subject to the standard terms and conditions under Trintech's 1997 Trintech Group PLC Share Option Scheme (the "Plan"), a new option agreement between Trintech and you, and if you are an employee or resident in the U.K., a joint election, in a form approved by the U.K. Inland Revenue, whereby you will agree to accept the transfer to you of the whole of the secondary (employer's) National Insurance liability related to the New Option. Subject to any comments we receive from the U.K. Inland Revenue, we anticipate that the joint election you will be required to sign will be in substantially the form provided to you in connection with this offer. You must execute the new option agreement , and the joint election, if applicable to you, before receiving the new options.

Under no circumstances does this Promise to Grant New Options constitute the actual grant of a New Option.

In order to receive the New Option, you must be an employee of Trintech or one of our subsidiaries as of June 17, 2002. This Promise to Grant New Options does not constitute a guarantee of employment with Trintech or any of our subsidiaries for any period. Your employment with Trintech or any of our subsidiaries remains as set out in your terms and conditions of employment, subject to the provisions of local law. If you voluntarily terminate your employment with Trintech or any of our subsidiaries or if your employment is terminated by Trintech or any of our subsidiaries for any reason whatsoever before June 17, 2002, you will lose all rights you have to receive the New Option.

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         This Promise to Grant New Options is subject to the terms and conditions of the Offer to Exchange dated November 13, 2001, the email to eligible employees dated November 13, 2001, and the Election Form previously completed and submitted by you to Trintech, all of which are incorporated herein by reference. These documents reflect the entire agreement between you and Trintech with respect to this transaction. This Promise to Grant New Options may only be amended by means of a writing signed by you and a duly authorized officer of Trintech.

Trintech Group PLC

By:______________________________        Date:____________________, 2001

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